   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1997.

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                                GREY WOLF, INC.
             (Exact name of registrant as specified in its charter)

                        TEXAS                                              74-2144774
           (State or other jurisdiction of                              (I.R.S. Employer
           incorporation or organization)                              Identification No.)

                        10370 RICHMOND AVENUE, SUITE 600
                              HOUSTON, TEXAS 77042
                                 (713) 435-6100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies To:

                  T. SCOTT O'KEEFE                                      NICK D. NICHOLAS
  SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER                  PORTER & HEDGES, L.L.P.
          10370 RICHMOND AVENUE, SUITE 600                          700 LOUISIANA, 35TH FLOOR
                HOUSTON, TEXAS 77042                                  HOUSTON, TEXAS 77002
                   (713) 435-6100                                        (713) 226-0600

            Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                            PROPOSED                  PROPOSED
                                                                             MAXIMUM                   MAXIMUM
                                                      AMOUNT TO BE       OFFERING PRICE          AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED           PER SHARE                   PRICE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share...........     15,786,605          $8.0625(1)              $127,279,503(1)
==========================================================================================================================

================================================  ===============================

                                                             AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTER         REGISTRATION FEE
------------------------------------------------  -------------------------------
Common Stock, par value $0.10 per share.........           $38,570(1)(2)
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the Common Stock on the American Stock Exchange on October 30, 1997, $8.0625 per share.
(2) Does not include 92,819,030 shares covered by previous registration statements and included in the Prospectus filed herewith pursuant to Rule
    429. Aggregate registration fees of $33,125.16 were previously paid regarding the shares covered by such previous registration statements.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     PURSUANT TO THE PROVISIONS OF RULE 429 OF THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO 7,500,000, 71,194,038 AND 14,176,000 SHARES OF COMMON STOCK COVERED BY THE REGISTRANT'S REGISTRATION STATEMENTS ON FORM S-3 (REG. NOS. 333-20423, 333-14783 AND 333-6077, RESPECTIVELY). THE PREVIOUSLY FILED FORM S-3 (REG. NO. 333-20423) REGISTERED 14,176,000 SHARES OF COMMON STOCK FOR WHICH THE REGISTRATION FEES WERE PREVIOUSLY PAID. THE PREVIOUSLY FILED FORM S-3 (REG. NO. 333-14783) REGISTERED 7,500,000 SHARES OF COMMON STOCK FOR WHICH THE REGISTRATION FEES WERE PREVIOUSLY PAID. THE PREVIOUSLY FILED FORM S-3 (REG. NO. 333-6077) AMENDED A REGISTRATION STATEMENT ON FORM S-4 AND REGISTERED 82,337,956 SHARES OF COMMON STOCK, 9,194,918 OF WHICH HAVE BEEN SOLD AND 2,000,000 OF WHICH RELATED TO SHARES UNDERLYING WARRANTS THAT HAVE TERMINATED. THE REGISTRATION FEES WITH RESPECT THERETO WERE PREVIOUSLY PAID.
================================================================================

PROSPECTUS

                               84,664,760 SHARES

                                GREY WOLF, INC.
                                  COMMON STOCK
                            ------------------------
     The 84,664,760 shares (the "Shares") of common stock, par value $0.10 per share (the "Common Stock"), of Grey Wolf, Inc., a Texas corporation ("Grey Wolf" or the "Company"), offered hereby are held by, or subject to certain warrants or options held by, certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any part of the proceeds of the sale of the Shares offered hereby. In September 1997, the Company changed its corporate name from DI Industries, Inc. to Grey Wolf, Inc.

     Sales of the Shares by the Selling Shareholders may be made from time to time in one or more transactions, including block transactions, on the American Stock Exchange ("AMEX"), or any other exchange or quotation system on which the Common Stock may be listed or quoted (collectively, the "Exchanges"), pursuant to and in accordance with the applicable rules of the Exchanges, in the over-the-counter market, in privately negotiated transactions not crossing an Exchange or other public securities market or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be offered directly, to or through agents designated from time to time, or to or through brokers or dealers, or through any combination of such methods of sale. Such agents, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an Exchange may be engaged to act as an agent in the sale of Shares by the Selling Shareholders. See "Plan of Distribution."

     The Selling Shareholders and any brokers, dealers, agents or others that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify certain of the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

     The total costs, fees and expenses incurred in connection with the registration of the Shares are estimated to be approximately $80,000.

     The Common Stock is traded on the AMEX under the symbol "GW." On November 5, 1997, the closing sales price of the Common Stock as reported on the AMEX was $9.03125 per share.

     INVESTORS SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
                The date of this Prospectus is November 6, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act (as defined herein), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (as defined herein), as well as such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the World Wide Web that contains certain documents filed with the Commission electronically. The address of such site is http://www.sec.gov and the Registration Statement may be inspected at such site. The Common Stock is listed and traded on the AMEX and certain of the Company's reports, proxy statements and other information can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus (or in any document incorporated into this Prospectus by reference) as to the contents of any contract or other document referred to herein (or therein) are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-8226) or the Securities Act, are incorporated herein by reference and made a part of this Prospectus:

        1. Annual Report on Form 10-K for the fiscal year ended December 31,
           1996.

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

        3. Definitive Proxy Statement for the 1997 Annual Meeting of Shareholders held May 14, 1997.

        4. The description of Common Stock contained in the Current Report on Form 8-K filed October 6, 1997.

        5. Definitive Information Statement pursuant to Section 14(c) of the Exchange Act filed August 22, 1997.

        6. Current Reports on Form 8-K filed: January 13, 1997, February 3, 1997 (as amended by Form 8-K/A filed April 15, 1997); March 10, 1997; May 16, 1997; August 22, 1997; and September 19, 1997; September 30, 1997; October 6, 1997 and October 22, 1997.

          7. The historical financial statements of Grey Wolf Drilling Company contained in the prospectus dated June 23, 1997 relating to the Company's registration statement on Form S-3 (Registration Statement No. 333-26519).

          8. The pro forma financial statements of the Company contained in the prospectus dated October 29, 1997 relating to the Company's registration statement on Form S-3 (Registration Statement No. 333-36593).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

     Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that have been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to the corporate secretary, Grey Wolf, Inc., 10370 Richmond Avenue, Suite 600, Houston, Texas 77042-4136, telephone (713) 435-6100.

                                  THE COMPANY

     Grey Wolf, Inc., a Texas corporation formed in 1980, is engaged primarily in the business of providing onshore contract drilling services to the oil and gas industry. The Company conducts domestic operations in Texas, Louisiana, Arkansas, Mississippi and several other states. In addition, the Company currently conducts international operations in Venezuela. The principal office of the Company is located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, and its telephone number is (713) 435-6100.

                              RECENT DEVELOPMENTS

     In November 1997, the Company closed a public offering (the "1997 Offering") of 25 million shares of Common Stock, of which 12.5 million shares were sold on behalf of selling shareholders. Certain proceeds of the 1997 Offering were used to pay down indebtedness under the Bank Credit Facility (as defined herein) which had been incurred in October 1997 to finance certain acquisitions. The remaining proceeds of the 1997 Offering will be used to finance rig refurbishments, future acquisitions or for other general corporate purposes.

     In connection with the GWDC Acquisition (as defined herein), a $5.0 million escrow fund was established to provide a source of payment for the net costs to the Company, if any, for any eventual settlement by, or the payment of a monetary court judgment against, the Company arising out of a case pending against GWDC (as defined herein) at the time of the GWDC Acquisition. The source of the escrow fund was the cash consideration that would have otherwise been payable by the Company to GWDC's shareholders. The litigation which was styled TEPCO, Inc. v. Grey Wolf Drilling (Cause No. 96-49194) in the 164th Judicial District Court of Harris County, Texas, was settled in August 1997 for $2.5 million which was paid from the escrow fund.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following should be carefully considered in evaluating the Company and its business before purchasing the shares offered hereby.

DEPENDENCE ON OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS

     The Company's current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for contract land drilling and related services is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations, local and international political and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and gas reserves. There can be no assurance that current levels of oil and gas exploration expenditures will be maintained or that demand for the Company's services will reflect the level of such expenditures.

HISTORY OF LOSSES FROM OPERATIONS

     The Company has a history of losses and has not had a profitable full year since 1991. The Company incurred net losses of $11.7 million and $13.4 million for the years ended December 31, 1996 and 1995, respectively, and $2.2 million for the nine months ended December 31, 1994. The calendar year 1996 loss includes non-recurring charges of $6.1 million while the 1995 loss includes a provision for asset impairment of $5.3 million. Profitability in the future will depend upon many factors, but largely upon utilization rates and day rates for the Company's drilling rigs. There can be no assurance that current utilization rates and day rates will not decline or that the Company will not experience losses.

DEPENDENCE ON KEY PERSONNEL; NEW BUSINESS STRATEGY

     Since April 1996, the Company has hired a majority of its current senior management team. In addition, in August 1996, the shareholders of the Company elected a Board of Directors comprised of five members, all but one of whom were elected for the first time. In connection with the acquisition (the "Flournoy Acquisition") of the operating assets of Flournoy Drilling Company ("Flournoy"), another new member was added to the Company's Board of Directors effective January 31, 1997 and two additional new members were added to the Company's Board of Directors in connection with the acquisition (the "GWDC Acquisition") of Grey Wolf Drilling Company ("GWDC") in June 1997. The Company believes that its operations are dependent upon a small group of relatively new management personnel, the loss of any one of whom could have a material adverse effect on the Company's financial condition and results of operations. Material changes in the Company's management and business strategy have only recently occurred. The Company is therefore unable to predict the effect of these changes on the Company's financial condition and results of operations. The Company's ability to meet its substantially increased debt service requirements and principal payments will depend, in part, on the success of the Company's new business strategy. There can be no assurance these material changes in the Company's management and business strategy will result in the improvement of the Company's financial condition and results of operations.

COMPETITION

     The land drilling industry is a highly competitive and cyclical business characterized by high capital and maintenance costs. Drilling contracts are usually awarded on a competitive bid basis and, while an operator may consider factors such as quality of service and type and location of equipment as well as the ability to provide ancillary services, price and rig availability are the primary factors in determining which contractor is awarded a job. An increasingly important competitive factor in the land drilling industry is the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques as they become available. The land drilling business is also highly fragmented. As a result, even though the Company has the largest or second largest rig fleet in its three core domestic markets, the Company estimates that its market share represents only 10% to 30% of the overall market share in each of these three core markets. Certain of the Company's competitors have greater financial and human resources than the Company, which may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than the Company in periods of high rig utilization. A number of the Company's competitors have also announced plans to refurbish and reactivate rigs from their inventory of stacked rigs. The deployment of these additional rigs to the Company's core markets could further intensify competition based on pricing and rig availability. There can be no assurance that the Company will be able to compete successfully against its competitors in the future or that the level of competition will allow the Company to obtain adequate margins from its drilling services.

RISKS ASSOCIATED WITH TURNKEY DRILLING

     Contract drilling services performed under turnkey drilling contracts have historically represented, and are expected to continue to represent, a significant component of the Company's revenues. Under a turnkey drilling contract, the Company contracts to drill a well to a contract depth under specified conditions for a fixed price. In addition, the Company provides technical expertise and engineering services, as well as most of the equipment required for the well, and is compensated when the contract terms have been satisfied. On a turnkey well, the Company often subcontracts for related services and manages the drilling process. The risks to the Company on a turnkey drilling contract are substantially greater than on a well drilled on a daywork basis because the Company assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including risk of blowout, loss of hole, stuck drill string, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies and personnel. Although the Company has obtained insurance coverage in the past to reduce certain of the risks inherent in turnkey drilling operations, there can be no assurance that such coverage will be obtained or available in the future. The occurrence of an uninsured or under-insured loss could have a material adverse effect on the Company's financial position and results of operations.

OPERATING HAZARDS AND INSURANCE

     The Company's operations are subject to the many hazards inherent in the land drilling business, including blowouts, cratering, fires, explosions, loss of hole, lost or stuck drill strings and damage or loss from adverse weather. These hazards could also cause personal injury and loss of life, substantial damage to the environment, suspension of drilling operations or serious damage to or destruction of the property and equipment involved and damage to producing formations and surrounding areas. The Company maintains insurance coverage against some but not all operating hazards. However, such insurance may not be sufficient to protect the Company against liability for all consequences of well disasters such as personal injury, damage to the Company's rigs, damage to the property of others or damage to the environment. The insurance maintained by the Company is subject to substantial deductibles and provides for premium adjustments based on claims. In view of difficulties that may be encountered in renewing such insurance at reasonable rates, no assurance can be given that the Company will be able to maintain the type and amount of coverage that it considers adequate. The occurrence of a significant event for which the Company is not fully insured could have a material adverse effect on the Company's financial position and results of operations.

RISKS OF ACQUISITION STRATEGY

     As a key component of its new business strategy, the Company has pursued and intends to continue to pursue acquisitions of complementary assets and businesses. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired business into the Company. The process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. Possible future acquisitions may be for purchase prices significantly higher than those paid for recent and pending acquisitions. No assurance can be given that the Company will be able to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. The Company's failure to achieve consolidation savings, to incorporate the acquired businesses and assets into its existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on the Company's financial condition and results of operations.

SHORTAGES OF EQUIPMENT, SUPPLIES AND PERSONNEL

     There is a general shortage of drilling equipment and supplies which the Company believes may intensify. The costs and delivery times of equipment and supplies are substantially greater than in prior periods and are currently escalating. Accordingly, in 1996 the Company formed an alliance with a drill pipe manufacturer that enables the Company to take delivery through 1998 of 29,300 joints of drill pipe in commonly used diameters at fixed prices plus possible escalations for increases in the manufacturer's cost of raw materials. As is common in the industry, the drill pipe supply alliance is not a formal contractual agreement but represents an informal arrangement in which both parties undertake to satisfy the supply objectives of the alliance. Due in part to its alliance arrangement, the Company is not currently experiencing any material shortages of, or material price increases in, drill pipe. The Company believes that the alliance may reduce, but not eliminate, its exposure to price increases and supply shortages of drill pipe. The Company and its supplier under the drill pipe supply alliance have entered into a formal contractual arrangement for the purchase and supply of an average quarterly quantity of 3,750 joints of drill pipe (a total of 15,000 joints) during 1999 at prices based on the supplier's price list as of February 1997 less 5% (the "Drill Pipe Agreement"). If the Company's source of supply through the alliance and the Drill Pipe Agreement becomes unavailable or insufficient for any reason (including by reason of additional rig acquisitions), the Company will likely experience substantial delays in, and material price increases for, obtaining substitute or additional supplies for drill pipe. Additionally, the Company may be subject to shortages and price increases with respect to quantities in excess of, and varieties of drill pipe not covered by, the alliance and the Drill Pipe Agreement. Although the Company has formed similar informal supply alliances with manufacturers and suppliers of other equipment and supplies, and is attempting to establish arrangements to assure adequate availability of certain other necessary equipment and supplies on satisfactory terms, there can be no assurance that it will be able to do so. Shortages by the Company of drilling equipment or supplies could delay and adversely affect its ability to refurbish its inventory rigs and obtain contracts for its marketable rigs, which could have a material adverse effect on its financial condition and results of operations.

     The demand for, and wage rates of, qualified rig crews have begun to rise in the land drilling industry in response to the increasing number of active rigs in service. Although the Company has not encountered material difficulty in hiring and retaining qualified rig crews, such shortages have in the past occurred in the industry and are again arising as demand for land drilling services increases. The Company may experience shortages of qualified personnel to operate its rigs, which could have a material adverse effect on the Company's financial condition and results of operations.

GOVERNMENTAL REGULATIONS

     Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous laws and regulations that may relate directly or indirectly to the contract drilling industry. For example, drilling operations are subject to extensive and evolving laws and regulations governing environmental quality, pollution control, remediation of contamination and preservation of natural resources. Such laws and regulations pertain, among other things, to air emissions, waste management, spills and other discharges, wetlands and endangered species protection and cleanup of contamination. The Company's operations are often conducted in or near ecologically sensitive areas, such as wetlands which, are subject to protective measures. The handling of waste materials, some of which are classified as hazardous substances, is a routine part of the Company's operations. Consequently, the regulations applicable to the Company's operations include those with respect to containment, disposal and controlling the discharge of hazardous oilfield waste and other nonhazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The Company may also be exposed to environmental or other liabilities originating from businesses and assets subsequently acquired by the Company. Compliance with such laws and regulations may require significant capital expenditures. Although such compliance costs to date have not had a material effect on the Company, application of these requirements or the adoption of new requirements could have a material adverse effect on the Company. In addition, the modification or judicial interpretations of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting future contract drilling opportunities.

RISKS OF INTERNATIONAL OPERATIONS

     The Company derives revenues from international operations. The Company's current international operations are conducted only in Venezuela. Risks associated with operating in international markets include foreign exchange restrictions and currency fluctuations, foreign taxation, political instability, foreign and domestic monetary and tax policies, expropriation, nationalization, nullification, modification or renegotiation of contracts, war and civil disturbances or other risks that may limit or disrupt markets. Additionally, the ability of the Company to compete in the international drilling markets may be adversely affected by foreign government regulations that favor or require the awarding of such contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, the Company's foreign subsidiaries may face governmentally imposed restrictions from time to time on their ability to transfer funds to the Company. No predictions can be made as to what foreign governmental regulations may be applicable to the Company's operations in the future. The Company is currently marketing six rigs in Venezuela, two of which are under contract. In addition, the Company has expended $3.3 million for capital improvements to these rigs in 1997. There can be no assurance that marketing efforts and scheduled capital improvements will improve the Company's operating performance or generate contracts for the Company's rigs in Venezuela.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS

     On June 27, 1997, the Company issued $175.0 million of 8 7/8% Senior Notes due 2007 in an underwritten public offering (the "Senior Notes"). Additionally, the Company has a $50.0 million amended and restated senior secured revolving credit facility with a syndicate of commercial banks (the "Bank Credit Facility") under which no amount was outstanding at September 30, 1997. The Company expects, however, to continue to borrow under the Bank Credit Facility and possible future credit arrangements in order to finance possible future acquisitions and for general corporate purposes.

     The level of the Company's indebtedness could have several important effects on its future operations, including, among others, (i) its ability to obtain additional financing for working capital, acquisitions, capital expenditures, general corporate and other purposes may be limited, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes and (iii) the Company's significant leverage could make it more vulnerable to economic downturns in the industry. The Company's ability to meet its debt service obligations and reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to the success of its business strategy, general economic conditions, industry cycles, levels of interest rates, and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations to meet debt service requirements and payments of principal, and if the Company is unable to do so, it may be required to sell assets, to refinance all or a portion of its indebtedness, including the Senior Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The indenture under which the Senior Notes were issued (the "Indenture") contains covenants restricting or limiting the ability of the Company and certain of its subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other restricted payments; (iii) make asset dispositions; (iv) permit liens; (v) enter into sale and leaseback transactions; (vi) enter into certain mergers, acquisitions and consolidations;
(vii) make certain investments; (viii) enter into transactions with related persons and (ix) engage in unrelated lines of business.

     In addition, the loan agreement setting forth the terms of the Bank Credit Facility (the "Bank Credit Agreement") contains certain other and more restrictive covenants than those contained in the Indenture. These covenants may adversely affect the Company's ability to pursue its acquisition and rig refurbishment strategies and limit its flexibility in responding to changing market conditions. The Bank Credit Agreement also requires the Company to maintain specific financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The Bank Credit Agreement contains default terms that effectively cross default with the Indenture. Accordingly, the breach by the Company or its subsidiaries of the covenants contained in the Indenture likely will result in a default under not only the Indenture but also the Bank Credit Facility, and possibly certain other then outstanding debt obligations of the Company or its subsidiaries. If the indebtedness under the Bank Credit Facility or other indebtedness of the Company or its subsidiaries is in excess of $10.0 million and is not paid when due or is accelerated by the holders thereof, an event of default under the Indenture would occur. In any such case there can be no assurance that the Company's assets would be sufficient to repay in full all of the Company's and its subsidiaries' indebtedness, including the Senior Notes.

QUALIFICATION OF THE GWDC ACQUISITION AS A REORGANIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES

     The GWDC Acquisition is intended to qualify as a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to Common Stock received by GWDC shareholders. A principal condition for such qualification is that the former shareholders of GWDC will satisfy the continuity of proprietary interest standard with respect to Common Stock received in the GWDC Acquisition. Thus, under present Internal Revenue Service ("IRS") guidelines, dispositions of Common Stock by GWDC shareholders during the five years following the GWDC Acquisition could cause the IRS to assert that the GWDC Acquisition does not qualify as a tax free reorganization. The Company has no contractual agreements with GWDC shareholders preventing the disposition of their shares. If the GWDC Acquisition fails to qualify as a tax free reorganization for failure to meet the continuity of interest standard or for any other reason, the receipt of Common Stock will be taxable to the GWDC shareholders at the time of the GWDC Acquisition, and GWDC will be deemed to have sold all of its assets in a taxable exchange triggering a corporate tax liability to GWDC estimated to be in excess of $30.0 million. The Company's wholly-owned subsidiary, Grey Wolf Drilling Company Inc. (formerly Drillers, Inc.), as the surviving corporation of the GWDC Acquisition, would be liable for any such corporate tax which, if imposed, would have a material adverse effect on the financial condition of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     There are approximately 84.7 million shares of Common Stock which are available for sale under this Prospectus, including approximately 2.8 million shares issuable upon exercise of options. On a fully diluted basis, such shares represent approximately 51% of the Company's outstanding Common Stock. Approximately 8% of the outstanding Common Stock is not covered by this Prospectus, but is available for resale under Rules 144 and 145 under the Securities Act and is covered, to a substantial extent, by currently unexercised registration rights. An additional 5,557,400 shares are issuable upon exercise of options and 489,600 shares are issuable upon the exercise of warrants. Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices of the Common Stock.

SIGNIFICANT CUSTOMER

     During the six months ended June 30, 1997, the largest customer for the Company's contract drilling services accounted for approximately 17% of total revenues. While the Company does not currently expect any material reduction in the number of its rigs operating for such customer, and believes that it could successfully remarket any rigs engaged in drilling operations on behalf of such customer that might be discontinued, there can be no assurance that such customer or any of the Company's other principal customers will continue to employ the Company's services or that the loss of any of such customers or adverse developments affecting any of such customers would not have a material adverse effect on the Company's financial condition and results of operations.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and analyses made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this Prospectus are also subject to a number of material risks and uncertainties. Important factors that could cause actual results to differ materially from the Company's expectations are discussed herein under the caption "Risk Factors." Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information, as of the date hereof, with respect to the number of Shares beneficially owned and being offered hereby by the Selling Shareholders.

                                                                                            SHARES
                                                         SHARES                          BENEFICIALLY
                                                      BENEFICIALLY    SHARES OFFERED    OWNED AFTER THE
              NAME OF BENEFICIAL OWNER                  OWNED(1)        HEREBY(1)          OFFERING
              ------------------------                ------------    --------------    ---------------
Norex Drilling Ltd..................................   14,926,605       14,926,605                --
Gulf Coast Council Inc., Boy Scouts of America .....       83,000           83,000                --
Flournoy Family Properties, Ltd.(2).................    3,699,000        3,699,000                --
Lucien Flournoy(2)(3)...............................    4,331,055        4,331,055                --
Maxine E. Flournoy(2)(4)............................    4,331,055        4,331,055                --
Fields Family Investment, Ltd.(2)(5)................      394,701          394,701                --
Flournoy First Fields Grandchild Trust(2)...........        1,567            1,567                --
Flournoy Second Fields Grandchild Trust(2)..........        1,567            1,567                --
Flournoy Third Fields Grandchild Trust(2)...........        1,567            1,567                --
Helen Ruth Flournoy Pope(2)(6)......................      410,733          400,733            10,000
Flournoy First Pope Grandchild Trust(2).............       44,734           44,734                --
Flournoy Second Pope Grandchild Trust(2)............       44,734           44,734                --
Flournoy Third Pope Grandchild Trust(2).............       44,734           44,734                --
Mary Anne Flournoy Guthrie(2)(7)....................      459,046          459,046                --
Gregory M. Guthrie(2)(8)............................      459,046          459,046                --
Flournoy First Guthrie Grandchild Trust(2)..........       44,734           44,734                --
Flournoy Second Guthrie Grandchild Trust(2).........       44,734           44,734                --
Flournoy Third Guthrie Grandchild Trust(2)..........       44,734           44,734                --
Flournoy Fourth Guthrie Grandchild Trust(2).........       44,734           44,734                --
Flournoy Fifth Guthrie Grandchild Trust(2)..........       44,734           44,734                --
F.C. West(2)(9).....................................    1,100,000        1,100,000                --
Somerset Capital Partners(10)(11)...................   29,896,978       29,896,978                --
Somerset Drilling Associates, L.L.C.(10) ...........   24,435,223       24,435,223                --
John Winfield(10)...................................      500,000          500,000                --
Intergroup Corporation(10)..........................      500,000          500,000                --
Winston Partners, L.P.(10)..........................    1,605,000        1,605,000                --
Roy T. Oliver, Jr.(12)(13)..........................   11,440,614       11,440,614                --
University of Oklahoma Foundation...................       34,000           34,000                --
The Education & Employment Ministry.................        3,000            3,000                --
U.S. Rig & Equipment, Inc.(12)......................    2,027,002        2,027,002                --
Michael D. Oliver(14)...............................    1,000,000        1,000,000                --
Thomas R. Soli(14)..................................       25,000           25,000                --
Wender O. Wells(14).................................       25,000           25,000                --
Don Bodard 1995 Revocable Trust(12).................    1,714,602        1,714,602                --
Roberds Johnson Industries, Inc.(12)................      399,282          399,282                --
Craig Cannon(12)....................................      277,053          277,053                --
Mike Mullen Energy Equipment Resource, Inc.(12).....    6,235,500        6,235,500                --
GCT Investments, Inc.(12)...........................    1,187,100        1,187,100                --
Empire Holdings, Ltd.,(12)..........................      100,657          100,657                --
Layton Humphrey,(12)................................      705,222          705,222                --
NRY #1 Family Ltd. Partnership(12)..................       31,023           31,023                --
PAN #1 Family Ltd. Partnership(12)..................       62,123           62,123                --
R.E. Ferrell(12)....................................       83,039           83,039                --
Lloyd Haggard(12)...................................       35,020           35,020                --
John Day(12)........................................      162,953          162,953                --
Lee Revocable Trust(12).............................       17,520           17,520                --

                                                                                            SHARES
                                                         SHARES                          BENEFICIALLY
                                                      BENEFICIALLY    SHARES OFFERED    OWNED AFTER THE
              NAME OF BENEFICIAL OWNER                  OWNED(1)        HEREBY(1)          OFFERING
              ------------------------                ------------    --------------    ---------------
John Mullen III(12).................................      508,605          508,605                --
Jack Witkin Family LLC(12)..........................       41,520           41,520                --
Alan Munoz(12)......................................       35,020           35,020                --
Lee Financial Corporation(12).......................        6,607            6,607                --
Brady Allen(12).....................................        4,762            4,762                --
BMRN Family Partners, Ltd.(12)......................        3,431            3,431                --
Francisco Cardenas(12)..............................       26,351           26,351                --
Bobbie A. Chrest(12)................................        4,762            4,762                --
David Franklin(12)..................................       37,401           37,401                --
Gonzalez Partners L.P.(12)..........................       31,256           31,256                --
Marilyn L. Hanna Trust(12)..........................        8,577            8,577                --
Polly Pierson Living Trust(12)......................        8,577            8,577                --
RRG #1 Family Limited Partnership(12)...............        4,289            4,289                --
Ronald L. Skaggs(12)................................        9,625            9,625                --
David C. Vaughn(12).................................        9,625            9,625                --
Ronald D. Watson(12)................................       26,351           26,351                --
Jack A. Witkin(12)..................................       68,618           68,618                --
Spencer Finance Corp.(15)...........................    3,297,436        3,297,436                --
B.F. Interests, Inc.(15)............................      618,540          618,540                --
Gilbo Invest A/S(15)................................      422,581          422,581                --
Thomas P. Richards(16)..............................    1,900,000        1,900,000                --
Richards Brothers Interests, L.P.(17) ..............    1,000,000        1,000,000                --
T. Scott O'Keefe(18)................................       20,000           20,000                --
Ivar Siem(19).......................................   16,058,605       16,052,605             6,000
William R. Ziegler(20)..............................   29,976,978       29,971,978             5,000
Peter M. Holt(21)...................................      175,000           75,000           100,000
Steven A. Webster(22)...............................   29,972,978       29,971,978             1,000

---------------

  *  Less than one percent.

 (1) Unless otherwise noted, all Shares are beneficially owned. These amounts do not include 1,440,000 shares which may be issued, subject to certain conditions not under the holder's control, upon the exercise of certain warrants.

 (2) Share data represents shares acquired in connection with the Flournoy Acquisition from the Company as consideration for the Flournoy Acquisition and subsequently transferred to the holder by Flournoy.

 (3) Share data includes 74,294 shares owned by Maxine E. Flournoy, an affiliate of the holder and 3,699,000 shares owned by Flournoy Family Properties, Ltd., an affiliate of the holder.

 (4) Share data includes 557,761 shares owned by Lucien Flournoy, an affiliate of the holder and 3,699,000 shares owned by Flournoy Family Properties, Ltd., an affiliate of the holder.

 (5) Share data includes 4,701 shares owned by Flournoy First Fields Grandchild Trust, Flournoy Second Fields Grandchild Trust and Flournoy Third Fields Grandchild Trust, affiliates of the holder.

 (6) Share data includes 134,202 shares owned by Flournoy First Pope Grandchild Trust, Flournoy Second Pope Grandchild Trust and Flournoy Third Pope Grandchild Trust, affiliates of the holder.

 (7) Share data includes 239,315 shares owned by Gregory M. Guthrie, Flournoy First Guthrie Grandchild Trust, Flournoy Second Guthrie Grandchild Trust, Flournoy Third Guthrie Grandchild Trust, Flournoy Fourth Guthrie Grandchild and Flournoy Fifth Guthrie Grandchild Trust, affiliates of the holder.

 (8) Share data includes 443,401 shares owned by Mary Anne Flournoy Guthrie, Flournoy First Guthrie Grandchild Trust, Flournoy Second Guthrie Grandchild Trust, Flournoy Third Guthrie Grandchild Trust, Flournoy Fourth Guthrie Grandchild Trust and Flournoy Fifth Guthrie Grandchild Trust, affiliates of the holder.

 (9) F.C. West was formerly employed by Flournoy as Vice President and Operations Manager and, as of the date of this Prospectus, serves as Vice President of Operations for the South Texas division of Grey Wolf Drilling Company, Inc., a wholly-owned subsidiary of the Company.

(10) Share data represents shares acquired by the holder pursuant to the Company's issuance of 39.4 million shares of Common Stock for $25.0 million in cash in August 1996.

(11) Share data includes 24,435,223 shares owned by Somerset Drilling Associates, L.L.C., an affiliate of the holder.

(12) Share data represents shares acquired by the holder, directly or as a result of distributions by entities with which the holder was affiliated, pursuant to the Company's merger with Roy T. Oliver, Inc. and Land Rig Acquisition Corp. in August 1996.

(13) Share data includes 2,068,051 shares owned by the minor children of the holder and U.S. Rig and Equipment, Inc., an affiliate of the holder, and 75,000 shares issuable on the exercise of options.

(14) Share data represents shares to be acquired from U.S. Rig and Equipment, Inc. by the exercise of an option.

(15) Share data represents shares acquired by the holder as a result of distributions by entities with which the holder was affiliated pursuant to the Company's acquisition of certain assets of Mesa Drilling, Inc. in October 1996.

(16) Share data represents shares issuable upon the exercise of options. Includes 1,000,000 shares issuable upon the exercise of options held by Richard Brothers Interests, L.P., an affiliate of Mr. Richards, regarding which Mr. Richards disclaims beneficial ownership.

(17) Share data represents shares of Common Stock issuable upon the exercise of options.

(18) Share data represents shares of Common Stock acquired by Mr. O'Keefe through the exercise of options.

(19) Share data includes (i) 15,492,605 shares beneficially owned by Norex Drilling Ltd. ("Norex Drilling"), an affiliate of Mr. Siem, and (ii) 566,000 shares issuable on the exercise of options, of which 560,000 are offered hereby.

(20) Share data includes: (i) 29,896,978 shares beneficially owned by Somerset Capital Partners, an affiliate of Mr. Ziegler, and (ii) 75,000 shares issuable on the exercise of options.

(21) Share data includes 75,000 shares issuable on the exercise of options, all of which are offered hereby.

(22) Share data includes: (i) 29,896,978 shares beneficially owned by Somerset Capital Partners, an affiliate of Mr. Webster, and (ii) 75,000 shares issuable on the exercise of options.

     Thomas P. Richards is the President and Chief Executive Officer of the Company. T. Scott O'Keefe provided consulting services to the Company from April 1996 until September 1996 when he was appointed Senior Vice President and Chief Financial Officer. William R. Ziegler and Steven A. Webster, both general partners of Somerset Capital Partners, are also directors. The Company has entered into an investment monitoring agreement providing for a one-time $75,000 payment by the Company to Somerset Capital Partners to monitor the investment of Somerset Drilling Associates, L.L.C. in the Company. Lucien Flournoy has been a director of the Company since the Flournoy Acquisition in January 1997. In 1994, Grey Wolf Drilling Company, Inc., drilled a well for Flournoy for total payment of $495,110. Roy T. Oliver, Jr. is a director of the Company. In 1997, the Company purchased four rigs for addition to its inventory of rigs for refurbishment and reactivation from R.T. Oliver, Inc., a company controlled by director Roy T. Oliver, Jr. The aggregate purchase price for such rigs purchased from R.T. Oliver, Inc. was $10.6 million. Iver Siem is the Chairman of the Board of Directors of the Company and a member of the board of directors of Norex Industries Inc., the parent of Norex Drilling. In August 1996, the 1995 subscription by Norex Drilling for 4,000 shares of Series B preferred Stock and related Series B Warrants was rescinded. The $4,000,000 subscription plus accrued dividends was repaid to Norex Drilling by the Company with the proceeds from a term loan that was made by Norex Drilling to the Company. Interest accrued at 12% per annum and was payable on the last business day of each calendar quarter. The note payable was paid in full on December 31, 1996 using the proceeds from a private placement of the Company's common stock. On June 10, 1996, Norex Drilling advanced $1,000,000 to the Company pursuant to a Promissory Note (the "Norex Note") and Commercial Security Agreement. The Norex Note provided for interest at 12% per annum, and matured in

August 1996. The Company repaid this loan, plus accrued interest, in July 1996. Peter M. Holt is a director of the Company.

     Except as otherwise noted, none of the other Selling Shareholders have held any position or office or had any other material relationship with the Company.

                              PLAN OF DISTRIBUTION

     Sales of the Shares by the Selling Shareholders may be made from time to time in one or more transactions, including block transactions, on the AMEX or any other exchange or quotation system on which the Common Stock may be listed or quoted pursuant to and in accordance with the applicable rules of the Exchanges, in the over-the-counter market, in privately negotiated transactions not involving an Exchange or other public securities market or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be offered directly, to or through agents designated from time to time, or to or through brokers or dealers, or through any combination of these methods of sale. Such agents, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an Exchange may be engaged to act as an agent in the sale of Shares by the Selling Shareholders.

     The Selling Shareholders and any brokers, dealers, agents or others that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

     Agents, brokers and dealers may be entitled under agreements entered into by the Selling Shareholders or the Company to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996, and for the year then ended have been incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of DI Industries, Inc. incorporated in this Prospectus by reference as of and for the year ended December 31, 1995, and the nine month period ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The audited financial statements of Grey Wolf Drilling Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Shares have been passed upon for the Company by Cokinos, Bosien & Young or by Porter & Hedges, L.L.P., both of Houston, Texas.

          ============================================================

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, NOR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Available Information.......................    2
Incorporation of Certain Documents by
  Reference.................................    2
The Company.................................    3
Recent Developments.........................    3
Risk Factors................................    4
Forward-Looking Statements..................    9
Selling Shareholders........................   10
Plan of Distribution........................   13
Experts.....................................   13
Legal Matters...............................   13

          ============================================================

          ============================================================
                               84,664,760 SHARES

                                GREY WOLF, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.10 PER SHARE)
                      ------------------------------------

                                   PROSPECTUS

                      ------------------------------------

                                NOVEMBER 6, 1997

          ============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee........................................  $    38,570
Blue Sky fees and expenses..................................        1,000
Legal fees and expenses.....................................       10,000
Printing expenses...........................................       15,000
Accounting fees and expenses................................       10,000
Miscellaneous...............................................        5,430
                                                              -----------
          Total Expenses....................................  $    80,000
                                                              ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) any transaction from which the director received an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Article XII of the Company's Articles of Incorporation, as amended, states that a director of the Company shall not be liable to the Company or its shareholders for monetary damages except to the extent otherwise expressly provided by the statutes of the State of Texas.

     In addition, Article 2.02-1 of the Texas Business Corporations Act (the "TBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The TBCA provides that unless a court of competent jurisdiction determines otherwise, the indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under Article 2.02-1 against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1 a corporation may (i) indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors,
(ii) indemnify and advance expenses to directors and such other persons identified in (i) to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons identified in (i) against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person. The Bylaws of the Company set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 described above. The Company maintains directors and officers insurance.

ITEM 16. EXHIBITS

     (a) Exhibits

     The exhibits listed in the Exhibit Index below are filed as part of the Registration Statement:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Agreement and Plan of Merger dated May 7, 1996, among DI
                            Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver,
                            Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig
                            Acquisition Corp. (incorporated herein by reference to
                            Exhibit 2.1 to Registration Statement No. 333-6077).
          2.1.1          -- Amendment to Agreement and Plan of Merger dated May 7,
                            1996, among DI Industries, Inc., DI Merger Sub, Inc., Roy
                            T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and
                            Land Rig Acquisition Corp. (incorporated herein by
                            reference to Exhibit 2.1.1 to Registration Statement No.
                            333-6077).
          2.1.2          -- Second Amendment to Agreement and Plan of Merger dated
                            July 26, 1996, among DI Industries, Inc., DI Merger Sub,
                            Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver,
                            Inc. and Land Rig Acquisition Corp. (incorporated herein
                            by reference to Exhibit 2.1.2 to Amendment No. 1 to
                            Registration Statement No. 333-6077).
          2.2            -- Agreement and Plan of Merger dated May 7, 1996, among DI
                            Industries, Inc. and Somerset Investment Corp.
                            (incorporated herein by reference to Exhibit 2.2 to
                            Registration Statement No. 333-6077).
          2.2.1          -- Amendment to Agreement and Plan of Merger dated May 7,
                            1996, among DI Industries, Inc. and Somerset Investment
                            Corp. (incorporated herein by reference to Exhibit 2.2.1
                            to Registration Statement No. 333-6077).
          2.2.2          -- Second Amendment to Agreement and Plan of Merger dated
                            July 26, 1996, among DI Industries, Inc. and Somerset
                            Investment Corp. (incorporated herein by reference to
                            Exhibit 2.2.2 to Amendment No. 1 to Registration
                            Statement No. 333-6077).
          2.3            -- Asset Purchase Agreement dated October 3, 1996, by and
                            between DI Industries, Inc. and Meritus, Inc., a Texas
                            corporation, Mesa Rig 4 L.L.C., a Texas limited liability
                            company, Mesa Venture, a Texas general partnership, and
                            Mesa Drilling, Inc., a Texas corporation (incorporated
                            herein by reference to Exhibit 2.1 to Registration
                            Statement No. 333-14783).
          2.4            -- Asset Purchase Agreement dated November 12, 1996, between
                            Diamond M Onshore, Inc. and Drillers, Inc. (incorporated
                            herein by reference to Exhibit 2.1 to Form 8-K dated
                            December 30, 1996).
          2.4.1          -- Letter Agreement dated December 31, 1996, between Diamond
                            M Onshore, Inc. and Drillers, Inc. amending the Asset
                            Purchase Agreement (incorporated herein by reference to
                            Exhibit 2.2 to Form 8-K dated December 30, 1996).
          2.5            -- Asset Purchase Agreement dated December 31, 1996, by and between Flournoy Drilling Company and Drillers, Inc.
                            (incorporated herein by reference to Exhibit 2.1 to Form
                            8-K dated January 31, 1996).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.6            -- Agreement and Plan of Merger dated March 7, 1997, by and among DI Industries, Inc., Drillers, Inc., and Grey Wolf
                            Drilling Company including form of Escrow Agreement, form
                            of Trust Under Grey Wolf Drilling Company Deferred
                            Corporation Plan, and form of Grey Wolf Drilling Company
                            Deferred Compensation Plan (incorporated herein by
                            reference to Exhibit 10.1 to Form 8-K dated March 10,
                            1997).
          2.6.1          -- Amendment No. 1 to Agreement and Plan of Merger by and
                            among DI Industries, Inc., Drillers Inc. and Grey Wolf
                            Drilling Company (incorporated by reference from Appendix
                            A to the Prospectus included in Form S-4 Registration
                            Statement of DI Industries, Inc., Registration No.
                            333-26519).
          2.7            -- Asset Purchase Agreement dated September 15, 1997 by and between Justiss Oil Company, Inc. and Grey Wolf Drilling
                            Company (incorporated by reference from Exhibit 99.1 to
                            Form 8-K filed September 19, 1997).
         5*              -- Opinion of Porter & Hedges, L.L.P.
         23.1*           -- Consent of KPMG Peat Marwick LLP.
         23.2*           -- Consent or Arthur Andersen LLP.
         23.3*           -- Consent of Deloitte & Touche LLP.
         23.4            -- Consent of Cokinos, Bosien & Young (Incorporated by
                            reference to Exhibits 23.2 to each Amendment No. 1 to
                            Registration Statement No. 333-6077 and Registration
                            Statement No. 333-14783).
         23.5*           -- Consent of Porter & Hedges, L.L.P. (included in their
                            opinion filed as Exhibit 5 hereto.)
         24*             -- Power of Attorney (included in the signature page
                            hereto).

---------------

* Filed herewith.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that clauses (a)(1)(i) and (a)(1)(ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON NOVEMBER 5, 1997.

                                            GREY WOLF, INC.

                                            By:    /s/ T. SCOTT O'KEEFE

                                              ----------------------------------
                                                      T. Scott O'Keefe,
                                                  Senior Vice President and
                                                   Chief Financial Officer

     Each person whose signature appears below hereby appoints Thomas P. Richards, T. Scott O'Keefe and David W. Wehlmann any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

               /s/ THOMAS P. RICHARDS                   President and Chief           November 5, 1997
-----------------------------------------------------     Executive Officer
                 Thomas P. Richards

                /s/ T. SCOTT O'KEEFE                    Senior Vice President and     November 5, 1997
-----------------------------------------------------     Chief Financial Officer
                  T. Scott O'Keefe

                /s/ DAVID W. WEHLMANN                   Vice President and            November 5, 1997
-----------------------------------------------------     Controller
                  David W. Wehlmann

                  /s/ PETER M. HOLT                     Director                      November 5, 1997
-----------------------------------------------------
                    Peter M. Holt

               /s/ ROY T. OLIVER, JR.                   Director                      November 5, 1997
-----------------------------------------------------
                 Roy T. Oliver, Jr.

                    /s/ IVAR SIEM                       Director                      November 5, 1997
-----------------------------------------------------
                      Ivar Siem

                /s/ STEVEN A. WEBSTER                   Director                      November 5, 1997
-----------------------------------------------------
                  Steven A. Webster

               /s/ WILLIAM R. ZIEGLER                   Director                      November 5, 1997
-----------------------------------------------------
                 William R. Ziegler

                 /s/ LUCIEN FLOURNOY                    Director                      November 5, 1997
-----------------------------------------------------
                   Lucien Flournoy

               /s/ JAMES K. B. NELSON                   Director                      November 5, 1997
-----------------------------------------------------
                 James K. B. Nelson

               /s/ WILLIAM T. DONOVAN                   Director                      November 5, 1997
-----------------------------------------------------
                 William T. Donovan

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Agreement and Plan of Merger dated May 7, 1996, among DI
                            Industries, Inc., DI Merger Sub, Inc., Roy T. Oliver,
                            Jr., Mike L. Mullen, R.T. Oliver, Inc. and Land Rig
                            Acquisition Corp. (incorporated herein by reference to
                            Exhibit 2.1 to Registration Statement No. 333-6077).
          2.1.1          -- Amendment to Agreement and Plan of Merger dated May 7,
                            1996, among DI Industries, Inc., DI Merger Sub, Inc., Roy
                            T. Oliver, Jr., Mike L. Mullen, R.T. Oliver, Inc. and
                            Land Rig Acquisition Corp. (incorporated herein by
                            reference to Exhibit 2.1.1 to Registration Statement No.
                            333-6077).
          2.1.2          -- Second Amendment to Agreement and Plan of Merger dated
                            July 26, 1996, among DI Industries, Inc., DI Merger Sub,
                            Inc., Roy T. Oliver, Jr., Mike L. Mullen, R.T. Oliver,
                            Inc. and Land Rig Acquisition Corp. (incorporated herein
                            by reference to Exhibit 2.1.2 to Amendment No. 1 to
                            Registration Statement No. 333-6077).
          2.2            -- Agreement and Plan of Merger dated May 7, 1996, among DI
                            Industries, Inc. and Somerset Investment Corp.
                            (incorporated herein by reference to Exhibit 2.2 to
                            Registration Statement No. 333-6077).
          2.2.1          -- Amendment to Agreement and Plan of Merger dated May 7,
                            1996, among DI Industries, Inc. and Somerset Investment
                            Corp. (incorporated herein by reference to Exhibit 2.2.1
                            to Registration Statement No. 333-6077).
          2.2.2          -- Second Amendment to Agreement and Plan of Merger dated
                            July 26, 1996, among DI Industries, Inc. and Somerset
                            Investment Corp. (incorporated herein by reference to
                            Exhibit 2.2.2 to Amendment No. 1 to Registration
                            Statement No. 333-6077).
          2.3            -- Asset Purchase Agreement dated October 3, 1996, by and
                            between DI Industries, Inc. and Meritus, Inc., a Texas
                            corporation, Mesa Rig 4 L.L.C., a Texas limited liability
                            company, Mesa Venture, a Texas general partnership, and
                            Mesa Drilling, Inc., a Texas corporation (incorporated
                            herein by reference to Exhibit 2.1 to Registration
                            Statement No. 333-14783).
          2.4            -- Asset Purchase Agreement dated November 12, 1996, between
                            Diamond M Onshore, Inc. and Drillers, Inc. (incorporated
                            herein by reference to Exhibit 2.1 to Form 8-K dated
                            December 30, 1996).
          2.4.1          -- Letter Agreement dated December 31, 1996, between Diamond
                            M Onshore Inc. and Drillers, Inc. amending the Asset
                            Purchase Agreement (incorporated herein by reference to
                            Exhibit 2.2 to Form 8-K dated December 30, 1996).
          2.5            -- Asset Purchase Agreement dated December 31, 1996, by and between Flournoy Drilling Company and Drillers, Inc.
                            (incorporated herein by reference to Exhibit 2.1 to Form
                            8-K dated January 31, 1996).
          2.6            -- Agreement and Plan of Merger dated March 7, 1997, by and among DI Industries, Inc., Drillers Inc., and Grey Wolf
                            Drilling Company including form of Escrow Agreement, form
                            of Trust Under Grey Wolf Drilling Company Deferred
                            Corporation Plan, and form of Grey Wolf Drilling Company
                            Deferred Compensation Plan (incorporated herein by
                            reference to Exhibit 10.1 to Form 8-K dated March 10,
                            1997).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.6.1          -- Amendment No. 1 to Agreement and Plan of Merger by and
                            among DI Industries, Inc., Drillers, Inc. and Grey Wolf
                            Drilling Company (incorporated by reference from Appendix
                            A to the Prospectus included in Form S-4 Registration
                            Statement of DI Industries, Inc., Registration No.
                            333-26519).
          2.7            -- Asset Purchase Agreement dated September 15, 1997 by and between Justiss Oil Company, Inc. and Grey Wolf Drilling
                            Company (incorporated by reference from Exhibit 99.1 to
                            Form 8-K filed September 19, 1997).
         5*              -- Opinion of Porter & Hedges, L.L.P.
         23.1*           -- Consent of KPMG Peat Marwick LLP.
         23.2*           -- Consent or Arthur Andersen LLP.
         23.3*           -- Consent of Deloitte & Touche LLP.
         23.4            -- Consent of Cokinos, Bosien & Young (Incorporated by
                            reference to Exhibits 23.2 to each Amendment No. 1 to
                            Registration Statement No. 333-6077 and Registration
                            Statement No. 333-14783).
         23.5*           -- Consent of Porter & Hedges, L.L.P. (included in their
                            opinion filed as Exhibit 5 hereto.)
         24*             -- Power of Attorney (included in the signature page
                            hereto).

---------------

* Filed herewith.